Exhibit 99.1

ADVANCED DRAINAGE SYSTEMS ANNOUNCES SECOND QUARTER
FISCAL 2026 RESULTS
HILLIARD, Ohio – (November 6, 2025) – Advanced Drainage Systems, Inc. (NYSE: WMS) (“ADS” or the “Company”), a leading provider of innovative water management solutions in the stormwater and onsite wastewater industries today announced financial results for the fiscal second quarter ended September 30, 2025.
Second Quarter Fiscal 2026 Results
•Net sales increased $67.8 million or 8.7% to $850.4 million
•Net income increased $25.3 million or 19.3% to $156.5 million
•Net income per diluted share increased $0.32 or 19.2% to $1.99
•Adjusted EBITDA (Non-GAAP) increased $42.0 million or 17.1% to $287.5 million
•Adjusted Earnings per share (Non-GAAP) increased $0.27 or 15.9% to $1.97
Year-to-Date Fiscal 2026 Results
•Net sales increased $82.3 million or 5.2% to $1.7 billion
•Net income increased $7.1 million or 2.4% to $300.6 million
•Net income per diluted share increased $0.10 or 2.7% to $3.83
•Adjusted EBITDA (Non-GAAP) increased $44.7 million or 8.6% to $565.7 million
•Adjusted Earnings per share (Non-GAAP) increased $0.16 or 4.3% to $3.92
Scott Barbour, President and Chief Executive Officer of ADS commented, "We delivered strong results in the second quarter, a testament to the key sales strategies we have executed to drive growth in core markets. Revenue from both Infiltrator and Allied products increased double digits compared to the prior year. This growth, in conjunction with favorable price/cost, end market and product mix resulted in a highly-resilient Adjusted EBITDA margin of 33.8%."
"Inorganic growth from Orenco and River Valley Pipe contributed 3.6% of the Company's 8.7% second quarter revenue increase as ADS continues to evolve as an enterprise that provides a wide range of stormwater and onsite wastewater solutions. In September, we announced our plan to build on that success through the acquisition of NDS, a leading U.S. supplier of residential stormwater and irrigation products that complement the existing ADS product portfolio. This acquisition marks another important milestone in ADS’ journey to accelerate our strategy to diversify and increase the mix of highly profitable Allied and Infiltrator products that enhance resiliency, supports profitable growth, and enable ADS to pursue water management projects across a broader set of applications."
Barbour concluded, "In light of better-than-expected results in the first half of the fiscal year, we have updated our guidance for Fiscal 2026. The end market outlook for the remainder of Fiscal 2026 remains unchanged, reflecting a challenging macroeconomic environment from high interest rates, tepid market demand and depressed construction activity. Moving into the second half of the year, ADS is well positioned to continue executing on its value proposition, driving market conversion, and accelerating organic and inorganic growth while also generating free cash flow that enables the Company to invest in the business and return capital to shareholders."
Second Quarter Fiscal 2026 Results
Net sales increased $67.8 million, or 8.7%, to $850.4 million, as compared to $782.6 million in the prior year quarter. Domestic pipe sales increased $6.7 million, or 1.6%, to $413.0 million. Domestic allied products & other sales increased $22.9 million, or 13.0%, to $199.0 million. Infiltrator sales increased $36.1 million, or 25.2%, to $179.7 million, due to the acquisition of Orenco Systems, Inc. ("Orenco") as well as double digit growth in tanks and advanced treatment products. Infiltrator organic revenue increased 7.1%. The overall increase in domestic net sales was driven by acquisitions, as well as growth in the Company's core non-residential and residential construction end markets. International sales increased $2.1 million, or 3.7%, to $58.7 million.
Gross profit increased $46.2 million, or 15.7%, to $340.1 million as compared to $293.9 million in the prior year. The increase in gross profit is primarily driven by volume growth, favorable price/cost, and favorable mix of Allied products and Infiltrator.

Selling, general and administrative expenses increased $25.1 million, or 26.7% to $119.2 million, as compared to $94.1 million. As a percentage of sales, selling, general and administrative expense was 14.0% as compared to 12.0% in the prior year. The increase was primarily driven by the acquisition of Orenco, as well as transaction costs associated with the acquisition of National Diversified Sales ("NDS"), as described below.

Net income per diluted share increased $0.32, or 19.2%, to $1.99, as compared to $1.67 per share in the prior year quarter, primarily due to the factors mentioned above. In addition, results for the second quarter of fiscal 2026 include an $17.6 million gain on the sale of assets held-for-sale.
Adjusted EBITDA (Non-GAAP) increased $42.0 million, or 17.1%, to $287.5 million, as compared to $245.6 million in the prior year, primarily due to the factors mentioned above. As a percentage of net sales, Adjusted EBITDA was 33.8% as compared to 31.4% in the prior year.
Segment sales results are based on Net sales to external customers. Reconciliations of GAAP to Non-GAAP financial measures for Adjusted EBITDA, Free Cash Flow and Adjusted Earnings per Share have been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”
Year-to-Date Fiscal 2026 Results
Net sales increased $82.3 million, or 5.2%, to $1,680.3 million, as compared to $1,597.9 million in the prior year. Domestic pipe sales decreased $4.2 million, to $828.6 million. Domestic allied products & other sales increased $26.4 million, or 7.3%, to $386.5 million. Infiltrator sales increased $67.2 million, or 23.1%, to $358.1 million. Excluding the acquisition of Orenco, Infiltrator organic revenue increased 3.9%. The overall increase in domestic net sales was primarily driven by growth in the core non-residential and residential construction end markets. International sales decreased $7.1 million, or 6.2%, to $107.1 million.
Gross profit increased $44.2 million, or 7.1%, to $670.6 million as compared to $626.4 million in the prior year. The increase in gross profit is primarily driven by favorable volume, price/cost and mix of construction market and Infiltrator sales, partially offset by unfavorable fixed cost absorption as well as the mix impact from the inclusion of Orenco.

Selling, general and administrative expenses increased $35.0 million, or 18.6% to $223.2 million, as compared to $188.2 million. As a percentage of sales, selling, general and administrative expense was 13.3% as compared to 11.8% in the prior year. The increase was primarily driven by the acquisition of Orenco, as well as transaction costs associated with the acquisition of NDS, as described below.
Net income per diluted share increased $0.10, or 2.7%, to $3.83, as compared to $3.73 per share in the prior year, primarily due to the factors mentioned above.
Adjusted EBITDA (Non-GAAP) increased $44.7 million, or 8.6%, to $565.7 million, as compared to $521.0 million in the prior year, primarily due to the factors mentioned above. As a percentage of net sales, Adjusted EBITDA was 33.7% as compared to 32.6% in the prior year.
Balance Sheet and Liquidity
Net cash provided by operating activities was $509.8 million, as compared to $350.3 million in the prior year. Free cash flow (Non-GAAP) was $398.8 million, as compared to $238.1 million in the prior year. Net debt (total debt and finance lease obligations net of cash) was $618.1 million as of September 30, 2025, a decrease of $344.2 million from March 31, 2025.
ADS had total liquidity of $1,402.7 million, comprised of cash of $812.9 million as of September 30, 2025 and $589.9 million of availability under committed credit facilities. As of September 30, 2025, the Company’s trailing-twelve-month leverage ratio was 0.7 times Adjusted EBITDA.
In the six months ended September 30, 2025, the Company did not repurchase shares of its common stock. As of September 30, 2025, approximately $147.7 million of common stock may be repurchased under the Company's existing share repurchase authorization.

NDS Acquisition
On September 23, 2025, the Company announced that it has entered into a definitive stock purchase agreement under which ADS will acquire the water management business of Norma Group SE (DAX: NOEJ), known as NDS, in an all-cash transaction valued at approximately $1.0 billion, or approximately $875 million when adjusted for the present value of the expected tax benefits. The proposed transaction adds complementary new offerings in the attractive Allied Products segment, enhances the Company's go-to-market capabilities in both retail and distributor channels, expands ADS' addressable market with complementary products and markets, and unlocks significant value creation potential with over $25 million in expected annual cost synergies.
The transaction is expected to close in the first quarter of calendar year 2026 and is subject to customary closing conditions, including receipt of required regulatory approvals. For more information, visit the Investor Relations section of the Company's website.
Fiscal 2026 Outlook
Based on results to date, current visibility, backlog of existing orders and business trends, the Company updated its financial targets for fiscal 2026. Net sales are expected to be in the range of $2.900 billion to $2.990 billion and Adjusted EBITDA is expected to be in the range of $900 million to $940 million. Capital expenditures are expected to be in the range of $200 million to $225 million.

Conference Call Information
Webcast: Interested investors and other parties can listen to a webcast of the live conference call by logging in through the Investor Relations section of the Company's website at https://investors.ads-pipe.com/events-and-presentations. An online replay will be available on the same website following the call.

Teleconference: To participate in the live teleconference, participants may register at https://registrations.events/direct/Q4I45786992. After registering, participants will receive a confirmation through email, including dial in details and unique conference call codes for entry. Registration is open through the live call. To ensure participants are connected for the full call, please register at least 10 minutes before the start of the call.
About the Company
Advanced Drainage Systems is a leading manufacturer of innovative stormwater and onsite wastewater solutions that manages the world’s most precious resource: water. ADS and its subsidiary, Infiltrator Water Technologies, provide superior stormwater drainage and onsite wastewater products used in a wide variety of markets and applications including commercial, residential, infrastructure and agriculture, while delivering unparalleled customer service. ADS manages the industry’s largest company-owned fleet, an expansive sales team, and a vast manufacturing network of approximately 63 manufacturing plants and 38 distribution centers. The company is one of the largest plastic recycling companies in North America, ensuring over half a billion pounds of plastic is kept out of landfills every year. Founded in 1966, ADS’ water management solutions are designed to last for decades. To learn more, visit the Company’s website at www.adspipe.com.
Forward Looking Statements
Certain statements in this press release may be deemed to be forward-looking statements. These statements are not historical facts but rather are based on the Company’s current expectations, estimates and projections regarding the Company’s business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “confident” and similar expressions are used to identify these forward-looking statements. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: fluctuations in the price and availability of resins and other raw materials, new tariff policies, and our ability to pass any increased costs of raw materials and tariffs on to our customers; disruption or volatility in general business, political and economic conditions in the markets in which we operate; cyclicality and seasonality of the non-residential and residential construction markets and infrastructure spending; the risks of increasing competition in our existing and future markets; uncertainties surrounding the integration and realization of anticipated benefits of acquisitions or doing so within the intended timeframe; the effect of weather or seasonality; the loss of any of our significant customers; the risks of doing business internationally; the risks of conducting a portion of our operations through joint ventures; our ability to expand into new geographic or product markets; the risk associated with manufacturing processes; the effects of global climate change and any related regulatory responses; our ability to protect against cybersecurity incidents and disruptions or failures of our IT systems; our ability to assess and monitor the effects of artificial intelligence, machine learning, and robotics on our business and operations; our ability to manage our supply purchasing and customer credit policies; our ability to control labor costs and to attract, train and retain highly qualified employees and key personnel; our ability to protect our intellectual property rights; changes in laws and regulations, including environmental laws and regulations; our ability to appropriately address any environmental, social or governance concerns that may arise from our activities; the risks associated with our current levels of indebtedness, including borrowings under our existing credit agreement and outstanding indebtedness under our existing senior notes; and other risks and uncertainties described in the Company’s filings with the SEC. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For more information, please contact:
Michael Higgins
VP, Corporate Strategy & Investor Relations
(614) 658-0050
Michael.Higgins@adspipe.com

Financial Statements
ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
(In thousands, except per share data)	2025	2024	2025	2024
Net sales	$850,381	$782,610	$1,680,261	$1,597,946
Cost of goods sold	510,249	488,669	1,009,691	971,551
Gross profit	340,132	293,941	670,570	626,395
Operating expenses:
Selling, general and administrative	119,224	94,132	223,185	188,184
(Gain) loss on disposal of assets and costs from exit and disposal activities	(15,926)	617	(8,902)	909
Intangible amortization	13,539	11,816	27,246	23,711
Income from operations	223,295	187,376	429,041	413,591
Other expense:
Interest expense	23,116	23,156	46,145	45,980
Interest income and other, net	(8,012)	(6,956)	(14,717)	(14,072)
Income before income taxes	208,191	171,176	397,613	381,683
Income tax expense	52,399	40,920	99,073	90,806
Equity in net income of unconsolidated affiliates	(708)	(918)	(2,051)	(2,619)
Net income	156,500	131,174	300,591	293,496
Less: net income attributable to noncontrolling interest	483	792	652	1,712
Net income attributable to ADS	$156,017	$130,382	$299,939	$291,784

Weighted average common shares outstanding:
Basic	77,752	77,542	77,697	77,541
Diluted	78,310	78,110	78,240	78,194
Net income per share:
Basic	$2.01	$1.68	$3.86	$3.76
Diluted	$1.99	$1.67	$3.83	$3.73
Cash dividends declared per share	$0.18	$0.16	$0.36	$0.32

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

	As of
(Amounts in thousands)	September 30, 2025	March 31, 2025
ASSETS
Current assets:
Cash	$812,862	$463,319
Receivables, net	400,459	333,221
Inventories	423,778	488,269
Other current assets	35,813	39,974
Total current assets	1,672,912	1,324,783
Property, plant and equipment, net	1,110,883	1,051,040
Other assets:
Goodwill	725,279	720,223
Intangible assets, net	423,787	448,060
Other assets	146,428	146,254
Total assets	$4,079,289	$3,690,360
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt obligations	$8,660	$9,934
Current maturities of finance lease obligations	40,818	33,143
Accounts payable	225,946	218,024
Other accrued liabilities	190,069	137,295
Accrued income taxes	15,370	—
Total current liabilities	480,863	398,396
Long-term debt obligations, net	1,248,506	1,251,589
Long-term finance lease obligations	133,020	131,000
Deferred tax liabilities	206,929	190,416
Other liabilities	80,860	83,171
Total liabilities	2,150,178	2,054,572
Mezzanine equity:
Redeemable common stock	82,574	92,652
Total mezzanine equity	82,574	92,652
Stockholders’ equity:
Common stock	11,703	11,694
Paid-in capital	1,309,458	1,277,694
Common stock in treasury, at cost	(1,226,102)	(1,219,408)
Accumulated other comprehensive loss	(33,248)	(37,178)
Retained earnings	1,764,512	1,492,634
Total ADS stockholders’ equity	1,826,323	1,525,436
Noncontrolling interest in subsidiaries	20,214	17,700
Total stockholders’ equity	1,846,537	1,543,136
Total liabilities, mezzanine equity and stockholders’ equity	$4,079,289	$3,690,360

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended September 30,
(Amounts in thousands)	2025	2024
Cash Flow from Operating Activities
Net income	$300,591	$293,496
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	104,921	85,905
Deferred income taxes	15,226	(2,270)
(Gain) loss on disposal of assets and costs from exit and disposal activities	(8,902)	909
Stock-based compensation	16,981	13,960
Amortization of deferred financing charges	1,022	1,022
Fair market value adjustments to derivatives	(252)	1,024
Equity in net income of unconsolidated affiliates	(2,051)	(2,619)
Other operating activities	778	(6,124)
Changes in working capital:
Receivables	(62,649)	(35,565)
Inventories	69,516	(24,750)
Prepaid expenses and other current assets	(3,514)	(4,804)
Accounts payable, accrued expenses, and other liabilities	78,176	30,142
Net cash provided by operating activities	509,843	350,326
Cash Flows from Investing Activities
Capital expenditures	(111,018)	(112,182)
Proceeds from disposal of assets	26,474	640
Acquisitions, net of cash acquired	(18,558)	—
Other investing activities	(2,241)	—
Net cash used in investing activities	(105,343)	(111,542)
Cash Flows from Financing Activities
Payments on syndicated Term Loan Facility	(3,500)	(3,500)
Payments on Equipment Financing	(1,885)	(2,665)
Payments on finance lease obligations	(17,171)	(11,756)
Repurchase of common stock	—	(69,922)
Cash dividends paid	(28,085)	(24,917)
Proceeds from exercise of stock options	1,482	8,694
Payment of withholding taxes on vesting of restricted stock units	(6,694)	(10,576)
Other financing activities	—	2
Net cash used in financing activities	(55,853)	(114,640)
Effect of exchange rate changes on cash	1,017	(1,142)
Net change in cash	349,664	123,002
Cash and restricted cash at beginning of period	469,271	495,848
Cash and restricted cash at end of period	$818,935	$618,850

RECONCILIATION TO BALANCE SHEET
Cash	$812,862	$613,020
Restricted cash	6,073	5,830
Total cash and restricted cash	$818,935	$618,850

Selected Financial Data

The following tables set forth net sales by reportable segment for each of the periods indicated.

	Three Months Ended
	September 30, 2025			September 30, 2024(a)
(In thousands)	Net Sales	Intersegment Net Sales	Net Sales from External Customers	Net Sales	Intersegment Net Sales	Net Sales from External Customers
Pipe	$426,811	$(13,762)	$413,049	$420,989	$(14,611)	$406,378
Infiltrator	196,368	(16,652)	179,716	157,521	(13,923)	143,598
International
International - Pipe	41,613	(1,147)	40,466	44,445	(3,437)	41,008
International - Allied Products & Other	18,340	(149)	18,191	15,613	(68)	15,545
Total International	59,953	(1,296)	58,657	60,058	(3,505)	56,553
Allied Products & Other	202,851	(3,892)	198,959	180,118	(4,037)	176,081
Intersegment Eliminations	(35,602)	35,602	—	(36,076)	36,076	—
Total Consolidated	$850,381	$—	$850,381	$782,610	$—	$782,610

	Six Months Ended
	September 30, 2025			September 30, 2024(a)
(In thousands)	Net Sales	Intersegment Net Sales	Net Sales from External Customers	Net Sales	Intersegment Net Sales	Net Sales from External Customers
Pipe	$855,626	$(27,039)	$828,587	$862,131	$(29,365)	$832,766
Infiltrator	391,330	(33,261)	358,069	321,663	(30,763)	290,900
International
International - Pipe	76,249	(2,310)	73,939	88,372	(7,290)	81,082
International - Allied Products & Other	33,437	(228)	33,209	33,292	(116)	33,176
Total International	109,686	(2,538)	107,148	121,664	(7,406)	114,258
Allied Products & Other	394,021	(7,564)	386,457	368,644	(8,622)	360,022
Intersegment Eliminations	(70,402)	70,402	—	(76,156)	76,156	—
Total Consolidated	$1,680,261	$—	$1,680,261	$1,597,946	$—	$1,597,946
(a)    In the first quarter of fiscal 2026, the Company realigned certain products used in wastewater applications to the Infiltrator reportable segment. The Company transitioned its ARC Septic Chambers from Allied Products & Other and certain pipe products used in wastewater applications from Pipe. Prior period segment information for fiscal 2025 has been recast to conform to the fiscal 2026 presentation.
Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). ADS management uses non-GAAP measures in its analysis of the Company’s performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.
Reconciliation of Non-GAAP Financial Measures
This press release includes references to Adjusted EBITDA, Free Cash Flow and Adjusted Earnings per Share, non-GAAP financial measures. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These measures are not intended to be substitutes for those reported in accordance with GAAP. Adjusted EBITDA and Free Cash Flow may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures.
EBITDA and Adjusted EBITDA are non-GAAP financial measures that comprise net income before interest, income taxes, depreciation and amortization, stock-based compensation, non-cash charges and certain other expenses. The Company’s definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key metric used by management and the Company’s board of directors to assess financial performance and evaluate the effectiveness of the Company’s business strategies. Accordingly, management believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as the Company’s management and board of directors. In order to provide investors with a meaningful reconciliation, the Company has provided a reconciliation of Adjusted EBITDA to net income.
Free Cash Flow is a non-GAAP financial measure that comprises cash flow from operating activities less capital expenditures. Free Cash Flow is a measure used by management and the Company’s board of directors to assess the Company’s ability to generate cash.  Accordingly, management believes that Free Cash Flow provides useful information to investors and others in understanding and evaluating our ability to generate cash flow from operations after capital expenditures. In order to provide investors with a meaningful reconciliation, the Company has provided a reconciliation of cash flow from operating activities to Free Cash Flow.
Adjusted Earnings per Share excludes (gains) losses on disposals of assets or business, restructuring and realignment expenses, impairment charges and transaction costs. Adjusted Earnings per Share is a measure used by management and may be useful for investors to evaluate the Company's operational performance.
The following tables present a reconciliation of EBITDA and Adjusted EBITDA to Net Income, Free Cash Flow to Cash Flow from Operating Activities, and Adjusted Earnings per Share to Diluted Earnings per Share, the most comparable GAAP measures, for each of the periods indicated.
Reconciliation of Adjusted Gross Profit to Gross Profit

	Three Months Ended September 30,		Six Months Ended September 30,
(Amounts in thousands)	2025	2024(a)	2025	2024(a)
Segment Adjusted Gross Profit
Pipe	$135,305	$113,605	$269,410	$253,572
Infiltrator	106,117	91,997	210,450	184,901
International	17,371	17,445	31,479	37,108
Allied Products & Other	121,161	103,525	234,977	212,968
Intersegment Elimination	111	(640)	(645)	(1,610)
Total Segment Adjusted Gross Profit	380,065	325,932	745,671	686,939
Depreciation and amortization	38,019	30,536	71,531	57,748
Stock-based compensation expense	1,914	1,455	3,570	2,796
Total Gross Profit	$340,132	$293,941	$670,570	$626,395
(a)    In the first quarter of fiscal 2026, the Company realigned certain products used in wastewater applications to the Infiltrator reportable segment. The Company transitioned its ARC Septic Chambers from Allied Products & Other and certain pipe products used in wastewater applications from Pipe. Prior period segment information for fiscal 2025 has been recast to conform to the fiscal 2026 presentation.

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended September 30,		Six Months Ended September 30,
(Amounts in thousands)	2025	2024	2025	2024
Net income	$156,500	$131,174	$300,591	$293,496
Depreciation and amortization	54,693	44,807	104,921	85,905
Interest expense	23,116	23,156	46,145	45,980
Income tax expense	52,399	40,920	99,073	90,806
EBITDA	286,708	240,057	550,730	516,187
Restructuring and realignment expense(a)	7,171	—	15,966	—
(Gain) loss on disposal of assets	(17,644)	617	(16,446)	909
Stock-based compensation expense	8,577	6,983	16,981	13,960
Transaction costs	9,317	2,685	10,124	2,695
Interest income	(7,340)	(7,368)	(12,745)	(13,933)
Other adjustments(b)	743	2,576	1,089	1,230
Adjusted EBITDA	$287,532	$245,550	$565,699	$521,048
(a)Includes costs associated with closure of one recycling facility, one offsite storage location and one distribution yard, as well as professional fees incurred in connection with supporting enterprise-wide restructuring and realignment initiatives. Excludes gain on sale of properties previously held-for-sale and equipment..
(b)Includes derivative fair value adjustments, foreign currency transaction (gains) losses, legal settlements, and the proportionate share of interest, income taxes, depreciation and amortization related to the South American Joint Venture, which is accounted for under the equity method of accounting and executive retirement expense.
Reconciliation of Free Cash Flow to Cash flow from Operating Activities

	Six Months Ended September 30,
(Amounts in thousands)	2025	2024
Net cash flow from operating activities	$509,843	$350,326
Capital expenditures	(111,018)	(112,182)
Free cash flow	$398,825	$238,144
Reconciliation of Diluted Earnings per Share to Adjusted Earnings per Share

The following table presents diluted earnings per share on an adjusted basis to supplement the Company's discussion of its results of operations herein.

	Three Months Ended September 30,		Six Months Ended September 30,
	2025	2024	2025	2024
Diluted Earnings Per Share	$1.99	$1.67	$3.83	$3.73
Restructuring and realignment expense	0.09	—	0.20	—
(Gain) loss on disposal of assets	(0.23)	0.01	(0.21)	0.01
Transaction costs	0.12	0.03	0.13	0.03
Income tax impact of adjustments (a)	—	(0.01)	(0.03)	(0.01)
Adjusted Earnings per Share	$1.97	$1.70	$3.92	$3.76

(a) The income tax impact of adjustments to each period is based on the statutory tax rate.